EXHIBIT 10.1
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                               SERVICES AGREEMENT

        This SERVICES AGREEMENT (this "AGREEMENT") is made as of April 30, 2007 by and between Triarc Companies, Inc., a Delaware corporation ("TRIARC"), and Trian Fund Management, L.P., a Delaware limited partnership ("TRIAN").

        WHEREAS, in connection with the restructuring of Triarc, Triarc and Trian desire to enter into this Agreement to set forth the terms and conditions upon which Trian will provide certain ongoing transition services to Triarc as described herein.

        NOW, THEREFORE, and in consideration of the mutual covenants, rights, and obligations set forth in this Agreement, the benefits to be derived therefrom, and other good and valuable consideration, the receipt and the sufficiency of are hereby acknowledged, the parties hereto agree as follows:

        1. TERM. The term of this Agreement shall commence on June 30, 2007 (the "Commencement Date") and shall continue until June 30, 2009 (the "Term") provided that in the event that Triarc wishes to extend the Term, it shall advise Trian no later than ninety (90) days prior to the expiration of the Term, and the parties shall discuss the possible extension of the Term on mutually acceptable terms.

        2. SERVICES TO BE PROVIDED. Trian shall provide to Triarc during the Term the services described in this Agreement and such other professional and strategic services as Triarc may reasonably request (collectively, the "SERVICES") on an as-needed basis within a reasonable time after a request for such Services by Triarc. To the extent the Services are required by Triarc, Trian shall make the individuals listed on ANNEX A hereto (or, for the individuals other than Messrs. Peltz and May, replacements approved by Triarc, which approval shall not be unreasonably withheld) available to Triarc and shall ensure that such individuals, if so requested by Triarc, commit an appropriate level of time during the Term consistent with Trian's obligations under this Agreement and provide Triarc with appropriate access to such individuals' skills and expertise as deemed reasonably necessary by Triarc. The Services shall include, without limitation, the following:

                (a) MERGERS AND ACQUISITIONS; CORPORATE DEVELOPMENT. Consultation and advice in connection with (i) the evaluation and acquisition of stock or assets of other quick service restaurant businesses or other related or complementary businesses, (ii) the disposition of Triarc's interest in Deerfield & Company LLC, (iii) any other strategic acquisition or disposition transactions that Triarc may evaluate or execute

                (b) CAPITAL MARKETS TRANSACTIONS; FINANCE AND INVESTMENT BANKING. Consultation and advice in connection with corporate finance and investment banking related services, including, but not limited to, securitization and capital markets transactions and transactions involving Triarc's outstanding convertible debt, and providing such other financial consultation and advice as may be required from time to time

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                (c)     LEGAL. Consultation and advice in connection with legal
        matters, including, without limitation, any reporting obligations of Triarc under the Securities Exchange Act of 1934, as amended, and such other support as Triarc shall consider to be appropriate and necessary to handle such matters.

                (d) ACCOUNTING. Consultation and advice in connection with financial presentation and planning and such other matters as are reasonably necessary for Triarc to comply with its financial reporting obligations to third parties, including, without limitation, report preparation, compliance with United States generally accepted accounting principles and the Sarbanes-Oxley Act of 2002, footnote disclosure, compilation and review and consultation and cooperation in connection with the preparation of Triarc's federal, state and local tax returns, tax planning and audits.

                (e) INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS. Consultation and advice in connection with investor relations and
        corporate  communications,   including,  without  limitation,  Triarc's
        annual report and press releases and communications with Triarc's stockholders, the media, analysts and the New York Stock Exchange.

                (f)     INVESTMENTS/RESTAURANT         OPERATIONS/DISPOSITIONS.
        Consultation and advice in connection with Triarc's investment portfolio, the growth of Triarc's restaurant operations and the sale or disposition of assets or liabilities in connection with Triarc's corporate restructuring.

                (g) OTHER. Such other consultation and advice as may be reasonably requested by Triarc from time to time.

        3. FEES. In consideration of the provision of the Services and unless terminated sooner under the terms of this Agreement, Triarc shall pay to Trian a service fee, payable in quarterly installments commencing July 2007, as follows: (a) $3.0 million per quarter during the first year of the Term; and
(b) $1.75 million per quarter during the second year of the Term. In the event that any of the individuals designated on Annex A fail to satisfy their time commitment to Triarc as provided for herein, and, other than with respect to Messrs. Peltz and May, Trian fails to secure a replacement reasonably acceptable to Triarc, in addition to any other remedies provided to Triarc hereunder, the fees payable pursuant to this Section may, at the election of Triarc (after providing Trian with notice and a reasonable opportunity to cure such failure, to the extent then curable), be reduced for the remainder of the Term by an appropriate amount to reflect the value of such individual's services to Triarc. In the event a reduction in fees is required hereunder, the parties shall negotiate in good faith to arrive at an appropriate reduction under the given facts and circumstances and in the event the parties cannot agree on such reduction, the matter shall be submitted to arbitration in accordance with Section 16.

        4. REIMBURSEMENT TO TRIAN OF CERTAIN COSTS. Trian shall be entitled to reimbursement for reasonable and necessary out-of-pocket expenses incurred by Trian in connection with the provisions of Services; PROVIDED THAT Trian shall first notify and seek approval from Triarc prior to incurring any expense in excess of $25,000 during a single calendar quarter.

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        5.      BILLING.  Trian shall submit to Triarc from time to time a bill in respect of the out-of-pocket expenses incurred pursuant to Section 4. Invoices will be in such reasonable detail as to identify the out-of-pocket expenses billed and, upon written request by Triarc, Trian shall provide Triarc with copies of the invoices from such third parties for such expenses. Triarc shall pay in cash to Trian the full amount of such approved expenses within 30 days after receipt of such bill from Trian.

        6. INSURANCE. For a period of six years commencing as of the Commencement Date, Triarc shall obtain extended reporting or tail coverage on the directors' and officers' liability insurance policy and the employed lawyers professional liability insurance policy maintained by Triarc as of the date hereof for the benefit of those persons who are covered by such policies, respectively, as of the close of business on the date immediately prior to the Commencement Date and who will, commencing on the Commencement Date, provide Services to Triarc under this Agreement (including such individuals who may replace those persons pursuant to Section 3), in each case, on terms and conditions that are, in the aggregate, no less favorable to the insured with respect to claims arising from acts or omissions arising prior to and including the date immediately prior to the Commencement Date than are currently in effect; PROVIDED, that such extended reporting or tail coverage can be obtained and maintained on commercially reasonable terms and at a cost to Triarc not greater than two hundred percent (200%) of the aggregate annual premium for the directors' and officers' liability insurance policy and the employed lawyers professional liability insurance policy, as applicable, maintained by Triarc on the date hereof; provided, FURTHER, that if the annual premiums of such insurance coverage exceed such amount, Triarc shall be obligated to obtain policies with the greatest coverage available for a cost not exceeding such amount.

        7.      LIMITATION ON LIABILITY; INDEMNIFICATION.

                (a) Trian shall have no liability with respect to, and shall not be obligated to indemnify or hold harmless Triarc, or its affiliates, officers, directors, employees, agents or other representatives from or against any cost, loss, expense, damage or liability arising out of or otherwise in respect of the performance of the Services; PROVIDED THAT Trian shall indemnify and hold harmless Triarc and its affiliates, officers, directors, employees, agents and other representatives of Triarc from or against any such cost, loss, expense, damage or liability resulting from the gross negligence, willful misconduct or fraud of Trian or any of its officers, employees, partners, members or agents. Triarc shall indemnify and hold harmless Trian, its affiliates, officers, directors, employees, agents or other representatives from and against any cost, loss, expense, damage or liability arising out of or otherwise in respect of the performance of the Services other than any such cost, loss, expense, damage or liability resulting from the gross negligence, willful misconduct or fraud of Trian or any of its officers, employees, partners, members or agents.

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                (b)     Notwithstanding   the  terms  of  any   indemnification
        agreement between Triarc and those persons who will be providing Services to Triarc under this Agreement once they are employed by Trian
        (each  an  "Indemnification   Agreement"),  each  such  Indemnification
        Agreement shall continue in full force and effect with respect to the Services provided hereunder subject to the exclusions set forth in
        Section 7(a). The indemnification pursuant to the Indemnification Agreements shall not be deemed exclusive of any other rights to which
        such   persons  may  be  entitled   under   Triarc's   Certificate   of
        Incorporation  or By-laws  or under any other  agreement,  contract  of
        insurance,   vote  of  stockholders  or  disinterested   directors,  or
        otherwise, or of the broader power of Triarc to indemnify an agent of Triarc as authorized by Delaware Law.

        8. EMPLOYEES DEEMED TO BE CONSULTANTS; NOT EMPLOYEES OF TRIARC. Employees of Trian engaged in performing the Services shall be considered to be providing services to Triarc as its consultants. Under no circumstances shall they be considered to be employees of Triarc or any of its subsidiaries.

        9. INDEPENDENT CONTRACTOR. In performing the Services, Trian shall be an independent contractor and neither party hereto shall be deemed to be an agent, partner or co-venturer of the other due to the terms and provisions of this Agreement. For the avoidance of doubt, neither Trian nor any of its employees, partners, officers or agents shall have any right, power or authority to bind Triarc in any manner whatsoever, except at the express instruction of Triarc.

        10.     CONFIDENTIAL AND PROPRIETARY INFORMATION.

                (a) In addition to any confidential and proprietary information that the individuals listed on Annex A heretofore developed, learned or became aware of as employees, directors, officers or stockholders of Triarc (collectively, the "Prior Confidential Information"), Triarc may, in connection with the provision of the Services under this Agreement, provide to Trian or such individuals and confide in any of them additional confidential and proprietary information (collectively, the "Additional Confidential Information"), including without limitation: (i) business methods and systems, techniques and methods of operation developed by Triarc or its affiliates and which Trian recognizes to be unique assets of the business of Triarc and its affiliates; (ii) any research or data of any kind; or (iii) any information relating to strategic plans or the financial condition of Triarc or its affiliates which is not generally known to the public. All the Prior Confidential Information and all the Additional Confidential Information are herein sometimes referred to collectively as "Confidential Information". Neither Trian nor any of the individuals that provide the Services shall, either during or at any time after the Term, directly or indirectly, in any manner utilize or disclose any Confidential Information to any individual, firm, corporation, company, association or other entity without the prior

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        consent of Triarc  (unless  legally  compelled to do so, but subject to the provisions of Section 10(b)). The term "Confidential Information" does not include information, knowledge or factual data that: (A) becomes part of the public knowledge or literature other than by reason of any inaction or action of Trian or any of the individuals that provide the Services; (B) was disclosed to Trian or any of the individuals that provide the Services without restriction by a third party that is known by Trian or any of the individuals that provide the Services, after reasonable inquiry, to have the right to disclose the same; or (C) was independently developed by Trian or its agents. Trian further covenants and agrees that it will (and will cause the individuals that provide the Services to) promptly deliver to Triarc
        all  tangible   evidence  or  any  electronic  copies  of  Confidential
        Information, prior to or at the end of the Term.

                (b) If Trian or any individual that provides the Services becomes legally compelled (by deposition, interrogatory, request for documents, order, subpoena, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body) to disclose any Confidential Information, then Trian will give prompt prior notice of such requirement to Triarc so that Triarc or any of its affiliates may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. If such protective order or other remedy is not obtained, and regardless of whether or not compliance with the provisions hereof is waived, then only that portion of the Confidential Information that Trian is advised in writing by counsel is legally required to be disclosed (which counsel shall be reasonably satisfactory to Triarc), will be disclosed by Trian or the individual that provides the Services, and commercially reasonable efforts will be made by Trian to obtain assurance that confidential treatment will be accorded such portion of such Confidential Information; provided, subject to Section 4, Triarc shall, at Trian's option, either advance the third party costs and expenses necessary for Trian to seek to obtain such confidential treatment or promptly reimburse Trian for its out-of-pocket costs and expenses incurred to seek to obtain such assurance of confidential treatment hereunder.

                (c) The provisions herein governing Confidential Information shall be separate and in addition to any other agreements or obligations that Trian and its partners, employees, or agents may be subject to regarding the confidential, trade secret and/or proprietary nature of information related to Triarc or its affiliates and the provisions set forth herein shall not in any way supercede or otherwise limit any such other agreements or obligations.

        11. ENTIRE AGREEMENT; WAIVERS AND AMENDMENTS. This Agreement sets forth the entire understanding between Trian and Triarc relating to the subject matter hereof. Except as provided herein, this Agreement shall not be modified

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or amended, and no provision hereof shall be waived, except by an instrument in writing signed by each of the parties hereto, or in the case of a waiver, by the party hereto against whom such waiver is sought to be enforced.

        12. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, Triarc (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of Triarc.

        13. NO THIRD PARTY BENEFICIARIES. The persons that will be providing services to Triarc pursuant to this Agreement shall be deemed third party beneficiaries of the provisions set forth in Sections 6 and 7 of this Agreement. Except as provided in the preceding sentence, nothing in this Agreement shall confer any rights upon any person which is not a party or a successor or permitted assignee of a party to this Agreement.

        14. TERMINATION. This Agreement may be terminated (a) at any time by the written agreement of the parties hereto, (b) by either party 20 days following written notice to the other party of a material breach of this Agreement by such party, if the defaulting party has not cured the breach within such 20-day period or (c) by Triarc 20 days following written notice to Trian of a breach by any of Trian's principals of any agreements or commitments to Triarc or the failure or inability of Trian to deliver the services of Messrs. Peltz and May provided for hereunder, if such breach or failure has not been cured within such 20-day period.

        15. GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

        16. ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof, that the parties are not able to resolve after good faith efforts over a period of 15 days shall be settled by a single arbitrator in an arbitration conducted in the Borough of Manhattan, The City of New York, and administered by the American Arbitration Association (the "AAA"). Such arbitration shall be under the Commercial
Arbitration Rules of the AAA and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall be responsible for its own fees and costs associated with such arbitration.

        17. NOTICES. All notices, demands and other communications given to or made by either party to the other in connection with this Agreement shall be given in writing and either personally served on an officer or other authorized representative of the party to which it is given or mailed by registered first class mail, postage prepaid, to the headquarters of such party to the attention of its chief financial officer, with a copy to its general counsel, or to such other address and to the attention of such persons as the party in question may from time to time specify to the other by notice hereunder. All notices shall

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be deemed delivered and effective (a) if hand-delivered,  upon delivery, (b) if telecopied (with a confirmed receipt thereof), upon delivery or (c) if mailed, three business days after mailing.

        18. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date first above written.



                                      TRIARC COMPANIES, INC.



                                      By: /s/ Francis T. McCarron
                                          ---------------------------
                                          Name:  Francis T. McCarron
                                          Title: Executive Vice President and
                                                 Chief Financial Officer



                                      TRIAN FUND MANAGEMENT, L.P.

                                      By:  Trian Fund Management GP, LLC,
                                           its general partner


                                      By: /s/ Peter W. May
                                          ---------------------------
                                          Name:  Peter W. May
                                          Title: Member




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                                    ANNEX A
                                    -------

Nelson Peltz
Peter W. May
Edward P. Garden
Brian L. Schorr
Chad Fauser
Joshua Frank
Brian Jacoby
Ken Lande
Jim Maxfield
Eduardo Santos*
Anne A. Tarbell
Greg Essner
David Mosse

And any other persons employed by Triarc who become employees of Trian during the Term.


* Mr. Santos shall be a designated individual hereunder for only so long as he is employed by Trian in the New York metropolitan area and thereafter he shall be deleted from Annex A and Trian shall have no further obligation to replace him and no fee reduction shall be required under Section 3 with respect to his removal hereunder.





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